Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE		August 2, 2006
BUTLER NATIONAL CORPORATION REPORTS FOURTH QUARTER AND FISCAL YEAR END FINANCIAL RESULTS AND CONFERENCE CALL The Company Just Completed It's Fifth Consecutive Profitable Year

[OLATHE, KANSAS], August 2, 2006 - Butler National Corporation (OTC Bulletin Board: BUKS) filed its Annual Report for the year ending April 30, 2006, on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. The Company has scheduled a conference call Thursday, August 3 at 9:00 AM Central Daylight Time.

What: Butler National Corporation Fourth Quarter and Fiscal Year End Results Conference Call

When: Thursday, August 3 - 9:00AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation. Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corporation, will be leading the call and discussing results of the fourth quarter and year end financial results, the status of existing and new business, and an outlook on fiscal 2007.

Historical selected financial data related to all operations:
	Year Ended April 30		Quarter Ended April 30
	(In thousands except per share data)		(In thousands except per share data)
	2006	2005	2004	2006	2005	2004
Net Sales	$ 15,307	$ 23,390	$ 10,122	$ 3,072	$ 5,276	$ 3,109
Operating Income	937	2,794	908	187	858	318
Net Income	366	2,446	735	15	774	251
Per Share Net Income	.01	.06	.02	.00	.02	.01
Total Assets	18,138	17,279	12,666	18,138	17,279	12,666
Long-term Obligations	1,844	2,089	1,528	1,844	2,089	1,528
Shareholders' Equity	9,829	9,319	6,657	9,829	9,319	6,657
Weighted Average Shares - Diluted	52,694	40,361	48,382	52,694	40,361	48,382
New Product Research and Development Cost	1,558	1,354	1,654	416	439	462
nr = not reported

Management Comments:

"This has been another successful year for Butler National. We continued to deliver strong sales numbers in 2006. The $15,307,000 of revenue generated in 2006 was the second highest revenue number in the company's history. We will take on the opportunity to improve the profitability in the delivery of high-value "Classic Aviation" products that meet our customers' critical needs.

We continued our focus on Classic Aviation Products. We expensed 10% of sales on product development and showed a profit during a tough but improving year in the aerospace industry. We just completed our fifth profitable year, April 30, 2006. We continue to work on new products to stabilize our long-term revenues.

We believe we will sell and install approximately 50 to 100 Lear 20 & 30 series RVSM kits during the next two years. In addition to the RVSM sales, we expect to experience some increase in our base modification sales. As the economy grows, aircraft owners may elect to update, modify, and purchase business aircraft. A shift to business aircraft ownership from commercial airline travel would positively impact our aircraft modification revenues.

Sales from the Avionics decreased 5.4%, from $3,057,784 in fiscal 2005, to $2,894,086 in fiscal 2006. This decrease is directly related to sales of defense products. Operating profits increased from a $143,332 loss in fiscal 2005 to income of $292,761 in fiscal 2006. This increase in profit was a direct result of a reduction in research and development costs. Management expects this business segment to significantly increase in future years due to the addition of new fuel system protection devices like the TSD and GFI, the expansion of weapon systems, and our growth of other classic aviation and defense products.

As of July 7, 2006, our backlog is in excess of $15.8 million. This backlog reflects our product development efforts and the related potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

In an effort to control our insurance costs and maintain quality health care coverage for our employees, our health insurance policy became self funded on April 1, 2006, as the Butler National Corporation Employee Health Care Plan. The Plan has contracted with a managed care network of medical providers whose members have agreed to charge the Plan reduced or discounted fees for covered services provided to our employees and their families.

We are moving confidently into 2007 and believe we are well positioned for the future as we focus on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements and Risk Factors, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K and Section 1A of Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:
Craig D. Stewart, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062 Jim Drewitz, Public Relations jdrewitz@comcast.net		Ph (214) 498-7775 Fax (913) 780-5088 Ph (972) 355-6070

THE WORLDWIDE WEB: Please review www.butlernational.com for pictures of our products and details about Butler National Corporation and its subsidiaries.